UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 21, 2018, Nathan G. Miller and Peter O’Malley issued the following press release relating to Destination Maternity Corporation:

INVESTOR GROUP COMMENTS ON DESTINATION MATERNITY’S MISLEADING STATEMENTS AND REACTIVE PLEDGES
– Believes Company’s New-Found Commitments are Disingenuous and are
Too Little, Too Late –

– Encourages Investors to Vote on the GOLD Card Today –

NEW YORK – May 21, 2018 – Nathan G. Miller and Peter O’Malley (the “Investors”), collective holders of approximately 9% of the outstanding common stock of Destination Maternity Corporation (Nasdaq: DEST) (“Destination Maternity” or the “Company”), today released the following statement in response to the Company’s most recent open letter to shareholders issued on May 21st. For more information, investors are encouraged to visit: www.destfacts.com.

“Clearly, our message that the Destination Maternity Board needs fresh perspectives and diversity has been gaining traction with investors. However, it is unfortunate that it has taken the threat of losing a proxy contest to push the Company’s Board to commit to adding additional female directors. Further, we find it highly disingenuous that Destination Maternity implies they are “reaffirming” a commitment to gender diversity on the Board, given that they have had ample opportunity to achieve this but have failed to do so. Even more egregious is the fact that, when we previously recommended adding two highly-qualified female Board members, the Company responded by adding two men.

We believe gender diversity in the boardroom is critical and that is why our slate of four highly-qualified nominees includes three women – Holly N. Alden, Marla A. Ryan and Anne-Charlotte Windal – along with Christopher B. Morgan. In our view, a majority female Board would be truly advantageous for the Company, given its business and customer base.

Finally, while the Company’s commitment to engaging more with shareholders would certainly be a good development in a vacuum, the fact that it comes in the final days of a proxy contest reeks of insincerity. We can only ask, would the Board make a similar commitment of its own volition and without the threat of potentially losing their seats and control at the upcoming Annual Meeting?
It is time for shareholders to send a message that Destination Maternity must reverse the years of mismanagement and underperformance the Company has suffered. We believe that the Company has great potential and that our turnaround plan can meaningfully improve shareholder value. We urge you to vote on the GOLD proxy card today in support of our four highly-qualified nominees, who will be valuable independent voices for the best interests of all shareholders.”

Contacts:
Morrow Sodali LLC
Tom Ball, 203-658-9368
t.ball@morrowsodali.com

On May 22, 2018, the following materials were posted to destfacts.com:

Even Destination Maternity is having a gender diversity debate about its board

●	Destination Maternity shareholders will vote on Wednesday will one of two board slates.

●	One slate, backed by a dissident pair of investors, includes three women, while the other has just one female.

●	The board battle at the company, which has had only three women directors in its 25-year history, illustrates the uphill battle females face in getting on corporate boards.

●	ISS said shareholders should avoid voting for the dissidents’ slate due to concern over “the fact that none of the dissident’s nominees have previously served on public company boards.”

Leslie Picker | Fahiemah Al-Ali

What to expect when you’re expecting...more women on boards?

That’s the key question amid an under-the-radar proxy battle at retailer Destination Maternity.

At the crux of the fight is whether prior board experience should preclude women from obtaining future board seats.

Shareholders will vote on Wednesday for one of two slates. A dissident pair of investors — Nathan Miller, of NGM Capital, and Peter O’Malley, of Kenosis Capital — put forth a slate with three women and one man. And the company put forth a slate with three men and one woman, the interim CEO Melissa Payner-Gregor.

Nominees by the dissidents, who together hold about 9 percent of Destination Maternity’s stock, failed to obtain support from Institutional Shareholder Services, an influential proxy advisory firm, which makes voting recommendations for contested board nominations, among other subjects.

ISS wrote in a May 23 report that shareholders should avoid voting for the dissidents’ slate due to concern over “the fact that none of the dissident’s nominees have previously served on public company boards.”

The dissidents fired back, pointing out the low proportion of women who currently hold that experience. As of the first quarter of 2018, the percentage of women on boards was 16.9 percent among Russell 3000 companies, according to Equilar. They say that if experience is a pre-determinant to board membership, then the gap between the number of women directors to male ones will never be closed.

“Chauvinistic trope”

“If the company’s argument is this chauvinistic trope that women can’t join the board because they’ve never been on as a director before, then this embarrassing situation in Corporate America will never be remedied,” said O’Malley, managing member of Kenosis Capital, a merchant bank, in an interview with CNBC.

CNBC requested comment from Destination Maternity five times over the course of five days. The company did not return CNBC’s calls or emails but sent shareholders a letter yesterday evening.

After speaking with stockholders during the proxy season, Destination Maternity said that they “reaffirm our commitment to increasing gender diversity at the board level by identifying and appointing at least one additional highly qualified female director to the board as soon as possible.” ISS declined to comment beyond their report.

Shares of Destination Maternity have slumped 75 percent over the last three years amid management upheaval, a failed takeover bid and dwindling mall traffic that has cut into their sales and profitability. The market cap is currently a mere $40 million and the dissident investors say that if a turnaround doesn’t happen quickly, the company wouldn’t have long to survive.

“I’d say a year is generous,” said Marla Ryan, one of the dissident nominees and founder of Lola Advisors, a business consultancy for the apparel, beauty and wellness industry. Prior to her role there, she held senior positions at Lands’ End and J. Crew. “This is a brand that’s been around for such a long time and really has that brand equity and awareness. It shouldn’t go away.”

“But we fear it may,” O’Malley said.

On the dissident slate, Ryan is joined by Holly Alden, the co-founder of Stance, a sock manufacturing company, and of Skullcandy, an audio accessory company, as well as Anne-Charlotte Windal, a retail consultant and former retail equity analyst. Christopher Morgan, a senior retail analyst at the hedge fund Kingdon Capital Management, is the fourth nominee on their slate.

Destination Maternity was founded in 1982 by Rebecca Matthias and her husband, Dan, who became the company’s first chief executive officer. As of Feb. 3, the company operated 1,124 retail locations under the brands Motherhood Maternity, A Pea in the Pod and Destination Maternity. They also lease retail space in other stores like Macy’s, BuyBuy Baby and Boscov’s, according to company filings.

Recently, the company has faced tremendous challenges. It has not had a permanent CEO in eight months. Melissa Payner-Gregor is Destination Maternity’s second interim CEO during that period. She’s the company’s first female CEO, albeit on a temporary basis.

In its report, ISS said that “the company’s severe stock underperformance, negative financial results and poor succession planning strongly suggests that additional board change is warranted.” The proxy advisory firm is urging investors to withhold votes for the chairman, Barry Erdos and the CEO, Payner-Gregor.

Only 3 female directors in 25 years

ISS says investors should vote for Peter Longo, who was appointed in December and had previously run Macy’s logistics and operations business, and Pierre-André Mestre, chairman of the French clothing retailer Orchestra-Prémaman, who was appointed in April. (Orchestra-Prémaman had been in a merger agreement with Destination Maternity, which fell through in July of 2017 causing further pressure on the shares).

ISS said in its report that its voting recommendation “would present an opening for two dissident nominees to be elected, while reducing the risk of the dissident obtaining outright control of the board.”

Another proxy advisory firm, Glass Lewis, urged investors to vote for all four of management’s nominees.

The company has had two other women directors, aside from Payner-Gregor in its history, but both of them left in February 2011, according to data compiled by Equilar. Since that period, shares of Destination Maternity have slumped 88 percent.

Slates made up of a majority women are incredibly rare. Only once in the three years starting in January 2015 has a management team or dissident put forth a slate in the U.S. that had a majority women nominees, according to Proxy Insight, which compiles details on shareholder votes. That was in 2016, when Chico’s urged investors to vote for its five nominees, four of whom were women. After Chico’s received support from ISS and Glass Lewis, the activist, Barington Capital, dropped its proxy fight.

“If you drink from the same bucket of water over time, you only know one taste,” said Marla Ryan in an interview with CNBC. “Some argue that there are not enough qualified women. So we need to equip them to get them up there and give them opportunities along the way to make that happen.”

Destination Maternity board is a ‘circus,’ says investor, as proxy battle intensifies
By Natalie Kostelni
5/22/18

A war of words has broken out between the current executives at Destination Maternity Corp. and a dissident investor group that is seeking to overthrow the board and replace it with a new slate of directors.

This friction comes as the Moorestown, N.J.-based company is scheduled to hold its annual meeting this Thursday amid a second proxy battle in as many years. The company makes maternity apparel under the brands, A Pea in the Pod and Motherhood.

On Monday morning, the company’s current board issued an open letter to shareholders encouraging them to vote for its four nominees and promised to increase gender diversity on its board — one of the issues raised by the shareholders — by naming at least one new female director.

Destination also said it was committed to hiring a new CEO even though its search has been “interrupted by the disruptive proxy contest launched by a dissident group of stockholders led by Nathan G. Miller and Peter O’Malley.” The company has been operating with an acting CEO since early January and has gone through a series of CEOs and other executives. In its plea with shareholders, Destination’s current board said it intends to be more open with them.

The company “respects and appreciates our stockholders’ desire for increased engagement, and commits to a deeper and more frequent conversation with you, our stockholders, including regular and consistent updates on the progress of the company’s newly revised go-forward plan, upon which your board and management team continue to work diligently," it said.

Nathan G. Miller and Peter O’Malley, which own 9 percent of Destination’s shares and are leading the proxy battle, struck back Monday evening, issuing its own statement that said what the current board is offering shareholders is “disingenuous and are too little, too late,” it said. “Clearly, our message that the Destination Maternity board needs fresh perspectives and diversity has been gaining traction with investors. However, it is unfortunate that it has taken the threat of losing a proxy contest to push the company’s board to commit to adding additional female directors.”

The Miller group has accused Destination of being up to “governance shenanigans” to thwart new members from joining its board.

Destination Maternity has been struggling even though the current board and management have been trying to improve operations. It has been recording a series of losses and seen sales decline. In April, the company reported a $10.2 million loss, or 73 cents a share, for its fiscal fourth quarter and a $21 million, or $1.57 a share, loss for the year.

Its stock price has also slid. Its 52-week high reached $4.98, only to fall down to $1.02 per share. The company’s shares were trading at $2.63 at mid-day Tuesday.

The local retailer's weakened state has left it vulnerable to takeover attempts and pressure for a change in leadership. Prior to the proxy fight, Miller had proposed a merger in which shareholders would have received $2.75 in cash as the company goes private, but the offer was rescinded.

Trip Miller, managing partner of Gullane Capital Partners in Memphis, Tenn., and no relation to Nathan Miller, owns about 3 percent of Destination’s stock. He is siding with activist shareholders and intends to vote his shares for the alternate slate of four board nominees that have been put forward.

“It’s lacking great leadership from a management standpoint. The board is truly a circus and has gone through all kinds of permutations,” Trip Miller said.

Miller was referring to a series of rapid changes that took place with Destination's board. The company increased its board to six directors from four on April 3; reduced the board to five directors on April 12; saw another newly appointed director resign after just nine days; and yet another decline to stand for re-election.

Trip Miller said he believes Destination has great brands and a lot of upside, but it has to make management and board changes – including bringing more female voices to its leadership ranks. He also sees room for improvement with its online presence and website. He also suggested rightsizing the amount of space it uses at its New Jersey headquarters and distribution center, and challenged the company to do more with the post-birth apparel market.

“Our investors have significant skin in the game and we want to see change,” Trip Miler said “We feel it’s a hidden gem.”

Three scenarios are predicted to play out during the annual meeting: the dissident group wins and four new board members are put in place; there’s a split board comprised of dissident and existing nominees; or an arrangement is worked out between the dissident group and the existing management and board.